Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Roma Green Finance Limited, Inc. of our report dated August 23, 2023, relating to the financial statements of Roma Green Finance Limited, Inc. (the “Company”), appearing in the Company’s Amendment No. 5 to the Registration Statement on Form F-1. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
April 24, 2024